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                                                           Exhibit 99.B(h)(4)(i)

[ING FUNDS LOGO]

September 28, 2004


VIA FACSIMILE AND UPS NEXT DAY AIR

Investors Bank & Trust Company
Attn: Christopher E. Jones
200 Clarendon Street
Boston, MA 02116

Re:  Termination of Transfer Agency and Service Agreement
     ----------------------------------------------------

Dear Mr. Chris Jones:

     Pursuant to Section 16 of the Transfer Agency and Service Agreement (the "Agreement") among ING Partners, Inc. ("IPI"), ING Funds Services, LLC and Investors Bank & Trust Company ("IBT"), this letter serves as notice of non-renewal of the Agreement. The Agreement will therefore terminate with respect to all series of IPI, effective December 31, 2004.

     As discussed with Mr. Modic, we intend to transition transfer agency services from IBT to DST Systems, Inc. on November 1, 2004. Mr. Modic will continue to be the contact person to coordinate the transition.


                                                   Sincerely,


                                                   /s/ James M. Hennessy
                                                   James M. Hennessy
                                                   President


cc:  Andrew Josef
     Assistant General Counsel
     Investors Bank & Trust Company
     200 Clarendon Street
     Boston, MA 02116

     Laurie Tillinghast
     ING Life Insurance & Annuity Company


7337 E. Doubletree Ranch Rd.       Tel: 480-477-3000          ING Partners, Inc.
Scottsdale, AZ 85258-2034          Fax: 480-477-2744